Exhibit 99.1
Case Name: Interstate Bakeries
Corporation & All Subsidiaries		Case No: 04-45814-jwv-11

Consolidated Monthly Operating Report Summary
For The Four Weeks Ended and as of June 30, 2007
REVENUE
Gross Income			$237,073,331
Less Cost of Goods Sold			112,264,358
Ingredients, Packaging & Outside Purchasing	$58,631,493
Direct & Indirect Labor	41,282,066
Overhead & Production Administration	12,350,799
Gross Profit			124,808,973

OPERATING EXPENSES
Owner - Draws/Salaries	-
Selling & Delivery Employee Salaries	53,481,654
Advertising and Marketing	2,726,255
Insurance (Property, Casualty, & Medical)	12,266,408
Payroll Taxes	4,599,731
Lease and Rent	3,117,976
Telephone and Utilities	999,136
Corporate Expense (Including Salaries)	6,312,700
Other Expenses	29,460,579	(i)
Total Operating Expenses			112,964,439
EBITDA			11,844,534
Restructuring & Reorganization Charges	1,783,987	(ii)
Depreciation and Amortization	5,239,532
Abandonment	-
Other( Income)/Expense	8,456
Gain/Loss Sale of Prop	-
Interest Expense	3,732,318
Operating Income (Loss)			1,080,241
Income Tax Expense (Benefit)	28,086
Net Income (Loss)			$1,052,155

CURRENT ASSETS
Accounts Receivable at end of period			$150,209,734
Increase (Decrease) in Accounts Receivable for period			(1,964,971)
Inventory at end of period			66,274,121
Increase (Decrease) in Inventory for period			591,611
Cash at end of period			63,629,571
Increase (Decrease) in Cash for period			(3,582,410)
Restricted Cash			15,085,316	(iii)
Increase (Decrease) in Restricted Cash for period			-

LIABILITIES
Increase (Decrease) Liabilities Not Subject to Compromise			(7,789,150)
Increase (Decrease) Liabilities Subject to Compromise			186,787
Taxes payable:
Federal Payroll Taxes	$5,029,289
State/Local Payroll Taxes	2,477,676
State Sales Taxes	692,618
Real Estate and
Personal Property Taxes	7,650,529
Other (see attached supplemental schedule)	3,792,666
Total Taxes Payable			19,642,778

See attached supplemental schedule for footnoted information.

IBC
Other Taxes Payable - Supplemental Schedule
for period ended
June 30, 2007

Description	Amount

Use Tax	$750,818
Accr. Franchise Tax	1,147,097
Other Taxes	1,894,751

Total Other Taxes Payable	$3,792,666

1st period
(i) Other Expenses included the following items:
Employee benefit costs	13,110,393
Facility costs (excluding lease expense)	1,039,851
Distribution/transportation costs	12,060,111
Local promotional costs	1,036,165
Miscellaneous	2,214,059
$29,460,579

(ii) Restructuring and reorganization expenses for the period included:
Restructuring expenses
(Gain)/loss on sale of assets	0
Asset impairments	0
Other	33,897
Reorganization expenses
Professional fees	1,804,058
Interest income	(129,752)
Adjustments to lease rejection expense	2,528
KERP & restructuring bonus plans	73,256
(Gain)/loss on sale of assets	0
$1,783,987

(iii) Restricted cash represents cash held as collateral pursuant to IBC's debtor-in-possession credit facility.

Note: Capital expenditures for the period totaled approximately $1.9 million.

EXPLANATORY NOTES TO THE INTERSTATE BAKERIES CORPORATION
CONSOLIDATED MONTHLY OPERATING REPORT
DATED AS OF JUNE 30, 2007

1.
This consolidated Monthly Operating Report (MOR), reflecting results for the four-week period ended June 30, 2007 and balances of and period changes in certain of the Company’s accounts as of June 30, 2007, is unaudited and subject to adjustment prior to the filing of the Company’s fiscal 2007 Annual Report on Form 10-K and the Company’s fiscal 2008 first quarter Form 10-Q with the Securities and Exchange Commission (SEC).  This MOR should be read in conjunction with the Company’s third quarter 2007 Form 10-Q that was filed with the SEC on April 19, 2007 and the Annual Report on Form 10-K for fiscal 2007 that is expected to be filed in mid-August 2007. This MOR is being provided to the Bankruptcy Court and the U.S. Trustee pursuant to requirements under Local Rule 2015-2 C.

2.
This MOR is not audited and will not be subject to audit or review by our external auditors on a stand-alone basis at any time in the future.  This MOR does not include certain quarterly and year-to-date adjustments reflected upon review of major asset and liability accounts prior to the Company’s filing of its quarterly and annual financial statements with the SEC.

Due to the timing impact of the foregoing, results for this period as presented in the MOR are not necessarily indicative of the actual results for the period if all such matters were allocated to all periods in the quarter or year.  Accordingly, each period reported in the MORs should not be viewed on a stand-alone basis, but rather in the context of previously reported financial results, including the Company’s SEC filings.

3.
This MOR is presented in a format providing information required under local rule and incorporating measurements used for internal operating purposes, rather than in accordance with accounting principles generally accepted in the United States of America (GAAP).  This MOR does not include certain financials statements and explanatory footnotes, including disclosures required under GAAP.

4.
As of June 30, 2007 the Company had not borrowed under its $200 million debtor-in-possession credit facility, which is subject to a borrowing base formula based on its level of eligible accounts receivable, inventory, certain real property and reserves.  The credit facility was utilized to support the issuance of letters of credit primarily in support of the Company’s insurance programs.  As of June 30, 2007 there were $114.1 million of letters of credit outstanding under the debtor-in-possession credit facility. The amount of the credit facility available for borrowing was $85.9 million as of June 30, 2007.  In addition to the borrowing base formula, each borrowing under the debtor-in-possession credit facility is subject to its terms and conditions, including the absence of an event of default thereunder.  (See Note 8 to the Company’s financials statements included in the fiscal 2007 third quarter Form 10-Q for additional information.)

5.
The Company filed with the SEC its fiscal 2006 Annual Report on Form 10-K and its Quarterly Report on Form 10-Q for the third fiscal quarter of 2007 on December 21, 2006 and April 19, 2007, respectively.  The Company expects to file its fiscal 2007 Annual Report with the SEC in mid-August 2007.  The financial reports noted herein and filed with the SEC should be read together and concurrently with this MOR for a comprehensive description of our current financial condition and operating results.